                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:

  [ ]  Preliminary Proxy Statement            [ ]  Confidential, for Use of the
  [X]  Definitive Proxy Statement                  Commission Only (as permitted
  [ ]  Definitive Additional Materials             by Rule 14a-6(e)(2))
  [ ]  Soliciting Material Pursuant to Rule
       14a-11(c) or Rule 14a-12


                                HOENIG GROUP INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)  Title of each class of securities to which transaction applies: N/A

        (2)  Aggregate number of securities to which transaction applies: N/A

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

        (4)  Proposed maximum aggregate value of transaction:  N/A

        (5)  Total fee paid:  $0

  [ ]  Fee paid previously with preliminary materials:  N/A

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

        (2)  Form, Schedule or Registration Statement No.:

        (3)  Filing Party:

        (4)  Date Filed:

                                HOENIG GROUP INC.
                              4 INTERNATIONAL DRIVE
                            RYE BROOK, NEW YORK 10573

                ------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                ------------------------------------------------


To the Stockholders of
Hoenig Group Inc.


     The Annual Meeting of Stockholders of Hoenig Group Inc. (the "Company") will be held at the Westchester Country Club, 99 Biltmore Avenue, Rye, New York 10580, on Thursday, May 17, 2001, at 11:00 a.m. local time, to consider and vote upon:

     1.  The election of three Class I directors, each for a three-year term;

     2. Approval of the Company's Amended and Restated Section 162(m) Cash Bonus Plan; and

     3.  Such other matters as may properly come before the Annual Meeting.

     The close of business on March 30, 2001 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The Company's stock transfer books will not be closed.



                                   By Order of the Board of Directors,


                                            KATHRYN L. HOENIG
                                                  Secretary



Dated: April 12, 2001


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING AND WISH TO HAVE YOUR SHARES REPRESENTED AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                HOENIG GROUP INC.
                              4 INTERNATIONAL DRIVE
                            RYE BROOK, NEW YORK 10573


                               ------------------
                                 PROXY STATEMENT
                               ------------------


April 12, 2001

     This Proxy Statement and the accompanying form of proxy are being furnished beginning on or about April 12, 2001 to the holders of record (the "Stockholders") of common stock, par value $0.01 per share (the "Common Stock"), of Hoenig Group Inc., a Delaware corporation (the "Company"), in connection with the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westchester Country Club, 99 Biltmore Avenue, Rye, New York 10580, on Thursday, May 17, 2001, at 11:00 a.m. local time and any adjournment thereof.

RECORD DATE

     The close of business on March 30, 2001 has been fixed as the record date for the determination of Stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

SOLICITATION

     The accompanying form of proxy is solicited by the Board of Directors (the "Board"). The Chief Operating Officer and the Secretary have been designated by the Board to serve as proxies. All references to proxies herein refer to the proxies solicited by the Board, unless otherwise specified. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time prior to the voting of the proxy by delivering a valid superseding form of proxy or a written notice of revocation signed in the same manner as the original form of proxy or by attending the Annual Meeting and voting in person.

EXPENSES

     The cost of this solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies in person or by mail, telephone, telegram or otherwise. These persons will be reimbursed by the Company for any expenses they incur. The Company also will reimburse brokers and other nominees for their expenses.

ANNUAL REPORTS

     The Company's Annual Report to Stockholders accompanies this Proxy Statement. The Annual Report includes the Company's audited Consolidated Financial Statements and related sections of the Company's Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 2000, without exhibits, which was filed by the Company with the Securities and Exchange Commission (the "Commission").

     The Company will provide without charge to each Stockholder, upon written request, a copy of the Form 10-K. Stockholders should address such written requests to Hoenig Group Inc., 4 International Drive, Rye Brook, New York 10573, Attention: Stockholder Relations.

VOTING PROCEDURES

     This Proxy Statement and the accompanying form of proxy are being mailed beginning on or about April 12, 2001 to Stockholders as of the record date in connection with the solicitation of proxies by the

Board for the Annual Meeting. The form of proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the Stockholder with respect to the proposals listed thereon. If the Stockholder does not specify on the form of proxy how the Stockholder's shares are to be voted, they will be voted "FOR" the election of the nominees for director listed thereon and "FOR" approval of the Company's Amended and Restated
Section 162(m) Cash Bonus Plan (the "Amended Section 162(m) Plan"). If any other matters should be presented at the Annual Meeting, the persons designated to serve as proxies will vote on such matters in accordance with a determination by a majority of the Board.

     If a Stockholder wishes to give a proxy to someone other than the persons designated by the Board to serve as proxies, the two names appearing on the accompanying form of proxy may be crossed out and the name of another person may be inserted. The signed form of proxy should be presented at the Annual Meeting by the person representing the Stockholder. Such person should have proof of identification.

     If a Stockholder is a corporation or other entity, the accompanying form of proxy should be signed in the entity's name by an officer or other authorized person. If signed as attorney, executor, administrator, trustee or guardian, the signer's full title should be given and a certificate or other evidence of appointment should be furnished.

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote, as of the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders will be entitled to cast one vote, in person or by proxy, for each share of Common Stock they hold. If a quorum is present, under Proposal I the three nominees for Class I director receiving the highest number of votes will be elected. For all other matters to be voted upon at the Annual Meeting, including Proposal II with respect to approval of the Amended
Section 162(m) Plan, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter is necessary for approval. Shares represented by proxies which are marked "withhold" for Proposal I will have no effect on the election of directors, and those marked "abstain" for Proposal II will have the same effect as a negative vote on such matter. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will have no effect on the outcome of any matter.

OUTSTANDING STOCK

     As of the March 30, 2001 record date, there were 7,903,091 shares of Common Stock outstanding. The Common Stock constitutes the only class of voting securities issued by the Company.

                      OWNERSHIP OF COMMON STOCK OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of March 30, 2001 by (i) each person known to the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and the four most highly compensated executive officers (determined pursuant to the Commission's Regulation S-K Item 402(a)(3)), other than the Chief Executive Officer, as of the end of 2000 (such persons including the Chief Executive Officer are referred to herein as the "Named Executive Officers"), and
(iv) all current executive officers and directors of the Company as a group. The number of shares deemed beneficially owned by a person includes shares of Common Stock which such person has a right to acquire within sixty days of March 30, 2001. Each person named in the table has sole voting and dispositive power with respect to the shares, except as otherwise indicated.

                                                                        AMOUNT AND
                                                                         NATURE OF
                   NAME AND ADDRESS                                     BENEFICIAL     PERCENTAGE
TITLE OF CLASS     OF BENEFICIAL OWNER(1)                                OWNERSHIP      OF CLASS
--------------     ----------------------                                ---------      --------
Common Stock       Fredric P. Sapirstein(2)(3)(4) ..............         1,602,400(5)     17.7%
                   Laura Hoenig Family Trust(2) ................         1,115,788(6)     14.1%
                   Alan B. Herzog(2)(3)(4) .....................         1,038,282(7)     13.1%
                   Max H. Levine(2)(3)(4) ......................           993,234(8)     12.5%
                   Dimensional Fund Advisors, Inc.(2) ..........           443,500(9)      5.6%
                   Robert Spiegel(4) ...........................           368,718(10)     4.7%
                   Kathryn L. Hoenig(3)(4) .....................           172,499(11)     2.2%
                   Robin A. Green(3) ...........................           132,817(12)     1.7%
                   Martin F.C. Emmett(4) .......................            76,000(13)     1.0%
                   Robert L. Cooney(4) .........................            20,000(14)     0.3%
                   All executive officers and directors
                      as a group (10 people) ...................         4,426,450(15)    47.7%

----------
(1) The address of each person listed above, except the Laura Hoenig Family Trust (the "Hoenig Trust") and Dimensional Fund Advisors, Inc., is in care of the Company, 4 International Drive, Rye Brook, New York 10573. The Hoenig Trust's address is c/o Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, New York, NY 10174. Dimensional Fund Advisors, Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(2)   Beneficial owner of more than 5% of the outstanding Common Stock.

(3)   Named Executive Officer.

(4)   Director.

(5) Includes options to purchase 1,160,000 shares of Common Stock granted under the Company's 1991 Stock Option Plan (the "1991 Plan"), 1994 Stock Option Plan (the "1994 Plan") and Amended and Restated 1996 Long-Term Stock Incentive Plan (the "1996 Plan").

(6) Kathryn L. Hoenig (a director of the Company), Laura H. Hoenig, Susan C. Hoenig and Robert Spiegel (a director of the Company) (collectively, the "Trustees") have been appointed the Trustees of the Hoenig Trust. The Trustees collectively exercise voting and dispositive power with respect to the shares beneficially owned by the Hoenig Trust. Kathryn L. Hoenig, Laura H. Hoenig, Susan C. Hoenig and Ronald H. Hoenig, Jr. are beneficiaries under the Hoenig Trust. Each of the Trustees individually disclaims beneficial ownership of the shares owned by the Hoenig Trust.

(7) Includes 123,100 shares of Common Stock that Mr. Herzog may be deemed to beneficially own, which includes 80,000 shares of Common Stock owned by Mr. Herzog's wife, 28,500 shares owned by his minor children and 12,600 shares owned by a private foundation of which Mr. Herzog is a director.

(8) Includes options to purchase 33,334 shares of Common Stock granted under the 1996 Plan.

(9) The amount of shares beneficially owned by Dimensional Fund Advisors, Inc. is as reported on a Schedule 13G as of December 31, 2000.

(10) Includes non-employee director options to purchase 17,000 shares of Common Stock granted under the 1994 Plan and the 1996 Plan. Does not include any shares owned by the Hoenig Trust, with respect to which Mr. Spiegel is a Trustee. Mr. Spiegel disclaims beneficial ownership of the shares owned by the Hoenig Trust.

(11) Includes options to purchase 57,499 shares of Common Stock granted under the 1991 Plan and the 1996 Plan. Does not include any shares owned by the Hoenig Trust, with respect to which Ms. Hoenig is a Trustee. Ms. Hoenig disclaims beneficial ownership of the shares owned by the Hoenig Trust.

(12) Includes options to purchase 60,001 shares of Common Stock granted under the 1991 Plan, the 1994 Plan and the 1996 Plan.

(13) Includes non-employee director options to purchase 17,000 shares of Common Stock granted under the 1994 Plan and the 1996 Plan.

(14) Includes non-employee director options to purchase 14,000 shares of Common Stock granted under the 1994 Plan and the 1996 Plan.

(15) Includes options to purchase 1,330,834 shares of Common Stock granted to certain executive officers under the 1991 Plan, the 1994 Plan and the 1996 Plan, and options to purchase 48,000 shares granted to non-employee directors under the 1994 Plan and the 1996 Plan. Does not include the 1,115,788 shares of Common Stock owned by the Hoenig Trust.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors and executive officers of the
Company:


          NAME            AGE                              POSITION
          ----            ---                              --------

Fredric P. Sapirstein     58      Chairman of the Board, Chief Executive
                                  Officer, President, and Class III Director, and Chairman and Chief Executive Officer of
                                  Hoenig & Co., Inc.

Max H. Levine             60      Executive Vice President and Class II
                                  Director, and President of Hoenig & Co., Inc.

Alan B. Herzog            43      Executive Vice President, Chief Operating
                                  Officer, Chief Financial Officer, Treasurer, and Class I Director, and Chief Operating
                                  Officer and Chief Financial Officer of Hoenig
                                  & Co., Inc.

Kathryn L. Hoenig         39      Vice President, General Counsel, Secretary,
                                  and Class III Director, and Secretary of
                                  Hoenig & Co., Inc.

Robert L. Cooney          67      Class III Director

Martin F.C. Emmett        66      Class I Director

Robert Spiegel            64      Class I Director

Robin A. Green            36      Managing Director of Hoenig (Far East) Limited

Hugh Humfrey              45      Managing Director of Hoenig & Company Limited

Seth M. Lynn, Jr.         52      Chief Executive Officer and President of
                                  Axe-Houghton Associates, Inc.


     Information with respect to the business experience and affiliations of the directors and executive officers is set forth below:

Class I Directors

     Alan B. Herzog, has been the Executive Vice President, Chief Operating Officer, Treasurer and a director of the Company since its formation in 1991. He also has served as Chief Financial Officer of the Company and of Hoenig & Co., Inc. ("Hoenig"), a wholly-owned subsidiary of the Company, since February 1997 and from 1982 until 1995, and as Chief Operating Officer of Hoenig since April 1997. Mr. Herzog also has served at Hoenig as Chief Executive Officer from November 1995 until April 1997, as Treasurer since 1982, and as a director since 1987. Mr. Herzog has served as a director and Treasurer of Axe-Houghton Associates, Inc. ("Axe-Houghton"), a wholly-owned subsidiary of the Company, since 1993. He also is a director of Hoenig & Company Limited ("Limited") and Hoenig (Far East) Limited ("Far East"), which are wholly-owned subsidiaries of the Company, and InstiPro Group Inc. ("InstiPro"), the parent company of a new business-to-business on-line brokerage firm, in which the Company has invested. Mr. Herzog is a Certified Public Accountant and a graduate of The Wharton School, University of Pennsylvania.

     Martin F.C. Emmett, has been a director of the Company since May 1994. From 1989 until 1993, Mr. Emmett served as Chief Executive Officer and Chairman of the Board of Tambrands, Inc., a manufacturer and marketer of Tampax tampons. From 1983 until 1989, he was Chairman of Security Pacific Burns Fry, a New York investment banking firm. Mr. Emmett currently serves on the Board of Visitors of the Fuqua School of Business at Duke University.

     Robert Spiegel, has been a director of the Company since its formation in 1991 and of Axe-Houghton since 1994. He also has served as a director of Hoenig from 1987 until May 1995. Mr. Spiegel served as Chairman of the Board, Chief Executive Officer and President of RJR Drug Distributors, Inc., a privately-owned discount drug retailer based in Louisville, Kentucky, from 1984 until 1995. He currently serves as a director of Gunther International, Ltd., a Nasdaq Bulletin Board-listed company based in Norwich, Connecticut, which designs, develops, assembles, markets and services high tech systems that assemble and bind printed documents, and as a member of the Advisory Board of Ivy Asset Management, a Bank of New York subsidiary and registered investment adviser specializing in alternative investments. Mr. Spiegel graduated from The Wharton School, University of Pennsylvania.

Class II Director

     Max H. Levine, a founder of Hoenig, has been a director and Executive Vice President of the Company since its formation in 1991, and has served as President of Hoenig since November 1995 and as a director and Head of Trading at Hoenig since Hoenig's inception in 1970. He also has served as a director of Axe-Houghton from September 1994 until May 1997 and from April 1993 until February 1994, and of Far East from 1994 until 1997. He is a member of the Board of Trustees of Ithaca College, the Executive Committee of Albert Einstein College of Medicine and the Wall Street Committee for St. Jude's. Mr. Levine is a graduate of Colgate University.

Class III Directors

     Fredric P. Sapirstein, has served as Chairman of the Board, Chief Executive Officer and President of the Company since September 1996. He also has served as Chief Executive Officer of Hoenig since April 1997. Mr. Sapirstein has served as a director of all of the Company's subsidiaries since September 1996. He also serves as a director of InstiPro. Before joining the Company, Mr. Sapirstein was employed by Bear Stearns & Co., Inc. as Managing Director, Head of Asian Investment Banking from 1995 until 1996, and as Managing Director, Head of International Equity Capital Markets from 1994 until 1995. From 1991 until 1994, Mr. Sapirstein was a principal of FPS Management, Inc., a private investment management and consulting firm which he founded. From 1968 until 1990, he was employed at Schroder Wertheim & Co., Inc. in various positions, including as Chief Executive Officer of Equities Services. Mr. Sapirstein is a graduate of Tulane University.

     Kathryn L. Hoenig, has been a director of the Company since January 1996 and has served as General Counsel of the Company since November 1995 and of Hoenig from 1992 until 1998. She also has served as Secretary of the Company and of Hoenig since 1992. She has been Secretary of Axe-Houghton since 1993 and a director of Axe-Houghton since 1994. Ms. Hoenig also serves as a director of InstiPro. Ms. Hoenig is a graduate of Duke University and New York University School of Law.

     Robert L. Cooney, has been a director of the Company since February 1997. He currently serves as a partner of Cooney, Schroeder & Co., a private financial consulting firm that he founded in February 1997. From 1977 until January 1997, Mr. Cooney was Managing Director, Equity Capital Markets at Credit Suisse First Boston. He currently serves as a director of Edison Control Corporation, a Nasdaq National Market-listed company, which manufactures and distributes systems of pipes, couplings, hoses and other equipment used in pumping concrete. Mr. Cooney also serves as a director of Equity ONE, Inc., a New York Stock Exchange-listed diversified real estate trust based in Miami, Florida. Mr. Cooney is a graduate of the College of the Holy Cross and the Harvard Business School.

Non-Director Executive Officers

     Robin A. Green, has been Managing Director of Far East since April 1995 and a director of Far East since February 1995. From 1988 until April 1995, he served as Chief Financial Officer and Secretary of Limited, and he has been a director of Limited since 1990. From 1985 until 1988, Mr. Green was employed by Touche Ross & Co., Chartered Accountants. Mr. Green is a member of the Institute of Chartered Accountants of Scotland and a graduate of the University of Glasgow.

     Hugh Humfrey, has been Managing Director of Limited since January 2000 and a director of Limited since May 1999. Mr. Humfrey joined Limited in May 1999 as Managing Director Designate. Prior to joining Limited, Mr. Humfrey was employed by Fidelity Investments in London from 1994 until 1998, as Managing Director of the Investment Adviser Group from 1994 until 1996 and as Managing Director of Global Brokerage Services from 1996 until 1998.

     Seth M. Lynn, Jr., has served as Chief Executive Officer, President and a director of Axe-Houghton since 1984. He also has served as Chairman of the Board of Directors of Axe-Houghton since October 1996 and from 1984 until August 1994. Mr. Lynn is a graduate of Yale University and The Wharton School, University of Pennsylvania.

     Pursuant to the By-laws of the Company and its subsidiaries, each executive officer generally serves until his or her successor is chosen or until his or her earlier resignation or removal. Pursuant to their employment or other agreements, each of Messrs. Sapirstein, Levine and Herzog have agreed that, if their employment with the Company terminates for any reason, he will no longer serve as a director of the Company. See "Employment Agreements with Certain Named Executive Officers".

     There is no family relationship among any of the directors or executive officers of the Company. Kathryn L. Hoenig and Robert Spiegel each serves as an executor of the Estate of Ronald H. Hoenig and as a Trustee of the Hoenig Trust.


                                   PROPOSAL I

                              ELECTION OF DIRECTORS

     Pursuant to the provisions of the Company's Certificate of Incorporation and By-laws, the Board has fixed the number of directors at seven.

     The directors are divided into three classes, designated Class I, Class II and Class III. The Class I, Class II and Class III directors have been or will be elected to serve for a term of three years and until their respective successors are elected and qualified at the Annual Meeting of Stockholders in 2001, 2002 and 2003, respectively. The Class I directors are Martin F.C. Emmett, Alan B. Herzog and Robert Spiegel; the Class II director is Max H. Levine; and the Class III directors are Robert L. Cooney, Kathryn L. Hoenig and Fredric P. Sapirstein.

     Three Class I directors are to be elected at the Annual Meeting, each for a term of three years and until the election and qualification of a successor. The Board recommends that the Stockholders elect Martin F.C. Emmett, Alan B. Herzog and Robert Spiegel as Class I directors. Each nominee currently is a Class I director. Proxies will be voted "FOR" Messrs. Emmett, Herzog and Spiegel as Class I directors, unless otherwise specified on the form of proxy. Class II and Class III directors will not be elected at the Annual Meeting.

     If any nominee should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxies will be voted for any substitute nominee designated by the Board. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any nominee will be unavailable to serve.

COMPENSATION OF DIRECTORS

     During 2000, non-employee directors (i.e., directors who are not employed by the Company or any of its subsidiaries) received an annual retainer of $15,000, reimbursement of expenses and $500 for attendance at each meeting of the Board or any committee thereof. In addition, each non-employee director serving as Chairman of any committee of the Board received an annual stipend of $3,000. Since 1996, each non-employee director has been granted five-year options (each, a "Director Option") to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value on the date of grant, which vests as follows: 4,000 shares on the first anniversary of the date of grant; 3,000 shares on the second anniversary of the date of grant; and 3,000 shares on the third anniversary of the date of grant. Each non-employee director is granted a Director Option upon joining the Board (the "Appointment Date"), and on the third anniversary of such Appointment Date and every three years thereafter. Directors who are officers or employees of the Company or any of its subsidiaries receive no compensation for their services as directors, other than their regular compensation for services as such officers or employees; nor are they eligible to be granted Director Options.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. The members of the Board who are not senior officers of the Company are kept informed of the Company's business by reports and documents given to them from time to time, as well as by operating, financial and other reports made at Board and committee meetings. The standing committees established by the Board to assist it in the discharge of its responsibilities are described below.

     Regular meetings of the Board are held four times per year and special meetings are scheduled when required. The Board held four regular meetings and three special meetings in 2000. Mr. Levine attended less than seventy-five percent of the Board meetings in 2000.

     The Board has a Nominating Committee which is responsible for reviewing potential director candidates and for recommending qualified candidates for nomination and election to the Board, including the slate of nominees for director to be elected by the Stockholders and any directors to be elected by the Board to fill vacancies In 2000, the Nominating Committee consisted of Robert Spiegel (Chairman), Robert L. Cooney, Martin F.C. Emmett and Fredric P. Sapirstein. The Nominating Committee met once in 2000. The Nominating Committee will consider qualified director candidates recommended by Stockholders. In addition, under the advance notice provision of the Company's By-laws, a Stockholder who wishes to propose a candidate for election to the Board at an annual meeting of Stockholders must give written notice of such intention to the Secretary of the Company not later than ninety (90) days in advance of the date upon which notice of the prior year's annual meeting of Stockholders was first given. In the case of a special meeting of Stockholders, such written notice must be given to the Secretary of the Company not later than the close of business on the seventh day after the date on which notice of such meeting was first given. The deadline for such notice with respect to the Company's 2002 Annual Meeting of Stockholders is January 12, 2002. Such notice must contain the information required by, and follow the procedures contained in, the Company's By-laws.

     The Board also has a Compensation and Stock Option Committee which is responsible for determining and overseeing the policies and plans which relate to the compensation of the Company's executive officers and certain other employees. The Compensation and Stock Option Committee also is responsible for administering the Company's stock purchase plans, stock option plans, the Amended Section 162(m) Plan and the 1996 Plan. The Compensation and Stock Option Committee is composed entirely of non-employee directors. The Compensation and Stock Option Committee held eight meetings in 2000. In 2000, the Compensation and Stock Option Committee consisted of Martin F.C. Emmett (Chairman), Robert Spiegel and Robert L. Cooney.

     The Board has an Audit Committee which recommends to the Board the accounting firm to be selected as independent public accountants of the Company, reviews recommendations made by the independent public accountants concerning the Company's accounting methods and systems of internal controls, reviews and reports to the Board with respect to the annual audit conducted by the Company's independent public accountants and reviews with the independent public accountants their relationship with management. The Audit Committee has adopted a written charter, a copy of which is attached as Annex I. The Audit Committee met six times in 2000. The Audit Committee is composed entirely of independent, non-employee directors, as defined in Nasdaq's listing standards. In 2000, Robert L. Cooney served as Chairman of the Audit Committee, the other members of which were Martin F.C. Emmett and Robert Spiegel.

FEES BILLED TO THE COMPANY BY DELOITTE & TOUCHE LLP DURING 2000

Audit Fees:

     The aggregate audit fees billed, or to be billed, by Deloitte & Touche LLP, the Company's independent public accountants, for professional services in connection with the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews conducted by them of the financial statements included in the Company's quarterly reports on Form 10-Q required to be filed by the Company during 2000 totaled $121,500.

Financial Information Systems Design and Implementation Fees:

     The Company did not engage Deloitte & Touche LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

All Other Fees:

     The aggregate of all other fees billed to the Company by Deloitte & Touche LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company totaled $208,673. Included in the total of All Other Fees are fees for the following services:



   Audits of subsidiaries ...................................    $72,000
   Audits of investment performance of Axe-Houghton .........    $26,600
   Tax-related services .....................................    $83,488


REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Company's Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. See Annex I. The Audit Committee recommends to the Board of Directors the selection of the Company's independent public accountants.

     Management is responsible for the Company's financial statements, the financial reporting process and internal controls. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent public accountants. The Committee meets with the independent public accountants, with and without management present, to discuss the overall scope and plans for their audits, the results of their audits, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. Management represented to the Committee that the Company's Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the Consolidated Financial Statements with management and the independent public accountants. In addition, the Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent public accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent public accountants the firm's independence.

     Based upon the Audit Committee's discussion with management and the independent public accountants and the Committee's review of the representations of management and the report of the independent public accountants to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited Consolidated Financial Statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.


                                         AUDIT COMMITTEE


                                         Robert L. Cooney, Chairman
                                         Martin F.C. Emmett
                                         Robert Spiegel

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     This report is being made by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors, which is composed entirely of non-employee directors. The Committee is responsible for determining and overseeing the policies and plans which relate to the compensation of the Company's executive officers and certain other employees, including the Named Executive Officers referred to in this Proxy Statement. In addition, the Committee is responsible for administering the Company's stock option plans and other long-term incentive and executive compensation plans and for making awards under those plans. The Committee also reviews the terms of formal employment agreements of executive officers and of others where the employment agreements provide for annual compensation in excess of certain levels. The purpose of this report is to describe the Company's executive compensation program and to discuss the factors that the Committee considered in determining the 2000 compensation of the Company's Chief Executive Officer and the other executive officers, including the Named Executive Officers.

Executive Compensation Program

     The Company's executive compensation program is based on the philosophy that maintaining and motivating a qualified management team are essential for the growth and prosperity of the Company, which will inure to the benefit of the Stockholders. To that end, the Company's compensation policies and practices are designed to attract, retain and reward executive officers who contribute to the success of the Company's business. From time to time, the Committee consults with William M. Mercer, Incorporated, a compensation consultation firm which advises the Committee, and other compensation specialists regarding compensation issues.

     The Company's compensation program consists of the following components:
(i) base salary; (ii) performance bonuses generally awarded after the end of the year or other applicable performance period; (iii) long-term, equity-based compensation in the form of stock options and other stock-based awards under the Company's Amended and Restated 1996 Long-Term Stock Incentive Plan (the "1996 Plan"); and (iv) contributions to employee benefit plans (e.g., profit-sharing plans). With respect to certain executives, the Company is contractually committed under employment agreements to provide specified minimum salaries, cash bonuses and perquisites and to grant stock options and other stock-based awards on certain pre-determined terms subject to the Committee's approval.

     Base salaries for executive officers are set at levels which the Committee believes are generally competitive with salaries of similarly positioned executives at comparable financial services companies. Recommendations regarding annual performance bonuses are made by management to the Committee, which is responsible for reviewing and approving annual performance bonuses for executive officers

     Increasingly, annual performance bonuses and, in some cases equity-based awards, for executive officers with execution, sales or other revenue generating responsibilities are determined based on objective, revenue- or profit-based formulas. While the Committee believes in the use of objective performance measures, such as those described in the Company's Amended and Restated Section 162(m) Cash Bonus Plan (the "Amended Section 162(m) Plan"), it recognizes that there are important corporate goals, which are not capable of objective measurement, that management should be incentivized to achieve. Accordingly, the Committee may approve the payment of subjective performance bonuses that are not based on objective formulas to reward the achievement of non-quantitative goals. For those executive officers serving primarily in managerial or administrative roles, performance bonuses generally have been determined on a subjective basis after consideration of the executive's individual and departmental performance, his or her contribution to the Company's financial results and business operations for the year, the Company's financial performance for the particular year, and the executive's importance to the future growth and long-term development of the Company's business.

     The Company's long-term, stock-based compensation to date has consisted of grants of U.S. incentive stock options, U.K. tax-qualified stock options, U.S. non-qualified stock options, deferred stock awards and restricted stock grants. Stock-based awards typically are granted to those executive officers and employees who have contributed to the growth and profitability of the Company or have demonstrated outstanding performance, as well as to those who can be expected to make such contributions in the future. The majority of stock-based awards approved by the Committee are intended to compensate the recipient for past performance; however, the Committee also believes in using stock-based awards to retain key employees and to attract new talent to the Company. The 1996 Plan affords the Committee flexibility to award a variety of stock-based incentives to executive officers and other key employees and consultants.

     It is the Committee's general policy to grant stock-based awards subject to time- or performance-based vesting. As a general rule, stock options and deferred stock grants are subject to three-year vesting, with one-third of the award vesting on each anniversary of the grant date. The Committee believes that stock options, deferred stock and other long-term, stock-based compensation serve to align the interests of employees with those of Stockholders and help to retain key employees. These awards serve the interests of the Company and Stockholders by encouraging recipients to focus on the long-term growth of Stockholder value.

     The Company also maintains voluntary, contributory profit-sharing plans which cover substantially all of its employees in the United States, the United Kingdom, Hong Kong and Tokyo (until June 2000). The Company generally makes discretionary contributions to these plans based on, among other things, the Company's performance. For the year ended December 31, 2000, the Company contributed a total of $604,682 to these plans.

     The Company also maintains employee stock purchase plans which enable eligible employees (both U.S.-based and, where permissible, foreign) to purchase up to $25,000 worth of the Company's Common Stock a year at a 15% discount to the market price. The Company has reserved 500,000 shares for issuance under these plans. Employees owning 1% or more of the Company's Common Stock are not eligible to participate in the plans.

     As indicated in previous Committee reports and reflected by the original adoption of the Amended Section 162(m) Plan in 1996, the Company generally intends to take steps necessary to comply with the annual deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. In order to continue to comply with Section 162(m), the Committee and the Board have approved, and are recommending that the Stockholders approve at the Annual Meeting, the Amended Section 162(m) Cash Bonus Plan which, among other things, extends the term of the Plan for another five years. See Proposal II, "Approval of the Company's Amended and Restated
Section 162(m) Cash Bonus Plan", in this Proxy Statement. However, there may be circumstances where it may be in the best interests of the Company and its Stockholders to pay compensation which exceeds the limitations of Section 162(m) even though such compensation may not be fully deductible.

2000 Executive Officer Compensation

     The 2000 compensation of executive officers consisted of three principal components: (i) a fixed cash salary, generally determined at the beginning of the year; (ii) a cash performance bonus, generally paid after the end of the year or other applicable performance period; and (iii) stock-based awards. In addition, the Company paid life insurance premiums on behalf of employees, including executive officers, with respect to policies owned by such employees, made contributions to the Company's profit-sharing plans and, in the case of one executive officer who was relocated to a foreign subsidiary, provided a housing allowance and paid certain personal travel and household expenses.

     In addition to Fredric P. Sapirstein, one other Named Executive Officer was employed by the Company during 2000 pursuant to an employment agreement which provided for minimum annual salary, a cash bonus, stock options and other compensation, such as perquisites. This agreement took effect on January 1, 1999. The terms of these agreements, including the provisions requiring the Company to make certain payments to the executive officer in the event of a termination "other than for cause" or for "good reason" (as defined in the agreements), are described more fully in "Employment Agreements with Certain Named Executive Officers" in this Proxy Statement.

     In reviewing management's recommendations with respect to 2000 performance bonuses and stock-based awards for the executive officers, the Committee reviewed the following: (i) the terms of any employment agreement between the executive and the Company and any applicable bonus formula; (ii) for each executive officer, information concerning salary, cash bonus, perquisites, life insurance premiums paid, payments made to the Company's employee benefit plans and stock-based awards for the last three years; (iii) relevant compensation data; (iv) the executive officer's individual performance and contribution to the Company's short- and long-term results; and (v) the Company's financial results for 2000. In reviewing the Company's 2000 financial performance, the Committee considered the improvement in the Company's operating results in 2000, particularly in the Company's domestic brokerage operations, as well as the growth in operating income and return on equity.

     The Committee used pre-determined formulas based on profitability in determining 2000 performance bonuses for two Named Executive Officers. With respect to the other two Named Executive Officers, the Committee attempted to provide total compensation which was competitive yet consistent with the executive officer's individual performance and the Company's financial results in 2000. With respect to executive officers with managerial responsibility for the Company's brokerage subsidiaries, the Committee considered the financial performance of the subsidiary, including revenues and profitability, in determining such executive officers' cash bonuses for 2000.

     The Committee made long-term stock-based awards (option grants) to one Named Executive Officer in recognition of strong performance in 2000. Based on the recommendation of management, the Committee approved salary increases for 2001 with respect to two Named Executive Officers.

2000 Chief Executive Officer Compensation

     Mr. Sapirstein's 2000 compensation consisted of salary, a cash bonus, the payment of life insurance premiums and a contribution to the Company's profit-sharing plan. All amounts paid to Mr. Sapirstein as salary in 2000 were based on the terms of his employment agreement which was then in effect.

     Mr. Sapirstein's cash bonus for 2000 was determined under an incentive plan that was approved by the Committee and the Board in March 2000 (the "2000 CEO Incentive Plan"). The 2000 CEO Incentive Plan consists of two components: (i) an objective, formula-based component under the Section 162(m) Plan based on the achievement of pre-determined financial goals, and (ii) a subjective component based on the Committee's assessment of non-financial measures. The 2000 CEO Incentive Plan also provides that Mr. Sapirstein's total cash compensation for 2000 cannot exceed 15% of the Company's 2000 operating income, after total compensation expenses related to Mr. Sapirstein. Based on the Company's pre-tax income for 2000, Mr. Sapirstein's total cash compensation for 2000 could not exceed $1,627,000.

     Mr. Sapirstein received a salary of $400,000 in 2000 (the same as in 1998 and in 1999). Based on the objective component of the 2000 CEO Incentive Plan, he was eligible for a cash bonus that, when added to his salary and other cash compensation in 2000, would have exceeded the $1,627,000 cap. The objective component of the 2000 CEO Incentive Plan consisted of two pre-determined, objective financial goals. However, the amount earned under the objective component of the 2000 Incentive Plan was reduced to $1,202,000 to exclude the effect of two non-recurring events (the receipt of publicly traded shares in connection with the Company's ownership of seats on foreign securities exchanges) which resulted in an unusually large increase in the Company's investment income in 2000. The Committee did not make a separate cash bonus award under the subjective component of the 2000 CEO Incentive Plan. The total cash compensation paid to Mr. Sapirstein with respect to 2000 was $1,602,000. Amounts earned under the 2000 CEO Incentive Plan were subject to the guaranteed minimum bonus of $600,000 provided in Mr. Sapirstein's employment agreement.

     Mr. Sapirstein's employment agreement, including the provisions requiring the Company to make certain payments in the event of a termination "other than for cause" or for "good reason", is described in "Employment Agreements with Certain Named Executive Officers" in this Proxy Statement. The Committee did not make any long-term, stock-based awards to Mr. Sapirstein with respect to his performance in 2000.



                               COMPENSATION AND STOCK OPTION COMMITTEE


                               Martin F.C. Emmett, Chairman
                               Robert L. Cooney
                               Robert Spiegel

COMPENSATION TABLES

     The following tables contain compensation data for the Named Executive
Officers:

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION                  AWARDS
                                ---------------------------------------   ----------------
                                                                             SECURITIES          ALL OTHER
                                              SALARY           BONUS         UNDERLYING       COMPENSATION(1)
 NAME AND PRINCIPAL POSITION     YEAR           ($)             ($)          OPTIONS (#)            ($)
-----------------------------   ------   ----------------   -----------   ----------------   ----------------
Fredric P. Sapirstein           2000         400,000(2)     1,202,000              --             14,023
Chairman, Chief Executive       1999         400,000(2)       787,000         150,000(3)           9,836
Officer and President           1998         400,000(2)     1,100,000          45,000(3)           9,974

Max H. Levine                   2000         400,000(2)     1,795,155              --             14,023
Executive Vice President        1999         400,000(2)     1,803,249          50,000(4)           9,836
                                1998         400,000(2)       792,302              --              9,974

Alan B. Herzog                  2000         275,000          275,000              --             14,023
Executive Vice President,       1999         275,000          225,000              --              9,836
COO, CFO and Treasurer          1998         275,000          175,000              --              9,974

Kathryn L. Hoenig               2000         275,000          275,000          25,000(5)          14,023
General Counsel                 1999         250,000          200,000          25,000(5)           9,836
and Secretary                   1998         200,000          165,000          25,000(5)           9,974

Robin A. Green                  2000         270,000          250,000              --            199,293
Managing Director,              1999         255,000          350,000          50,000(6)         173,041
Hoenig (Far East) Limited       1998         230,000          175,000              --            162,056

----------
(1) For 2000, consists of annual contributions on behalf of the following Named Executive Officers to the Company's profit-sharing plans as follows: Fredric P. Sapirstein ($14,023); Max H. Levine ($14,023); Alan
      B. Herzog ($14,023); Kathryn L. Hoenig ($14,023); and Robin A. Green ($27,000). For Mr. Green, includes a housing allowance of $143,605 and personal travel and household expenses of $28,688 in 2000 provided in connection with his assignment in Hong Kong.

(2) The 2000 salaries of Messrs. Sapirstein and Levine were as provided in their respective employment agreements. See "Employment Agreements with Certain Named Executive Officers".

(3) On January 25, 2000, Mr. Sapirstein was granted a ten-year non-qualified option to purchase 150,000 shares of Common Stock at an exercise price of $9.437 per share, which vests one-third on each of January 25, 2001, January 25, 2002 and January 25, 2003. This option was granted pursuant to the terms of Mr. Sapirstein's employment agreement with the Company, which took effect on January 1, 2000. On January 20, 1999, Mr. Sapirstein was granted a ten-year incentive stock option to purchase 45,000 shares of Common Stock at an exercise price of $6.50 per share, which vests one-third on each of January 20, 2000, January 20, 2001 and January 20, 2002 as part of his 1998 compensation.

(4) On January 4, 1999, Mr. Levine was granted a ten-year non-qualified option to purchase 50,000 shares of Common Stock at an exercise price of $6.375 per share, which vests with respect to 16,667 shares on each of January 4, 2000 and January 4, 2001 and with respect to 16,666 shares on January 4, 2002. This option was granted pursuant to the terms of Mr. Levine's employment agreement with the Company, dated October 8, 1998, which took effect on January 1, 1999.

(5) On January 25, 2001, Ms. Hoenig was granted a ten-year non-qualified option to purchase 25,000 shares of Common Stock at an exercise price of $11.8125, which vests with respect to 8,333 shares on each of January 25, 2002 and January 25, 2003 and with respect to 8,334 shares on January 25, 2004, as part of her 2000 compensation. On January 25, 2000, Ms. Hoenig was granted a ten-year non-qualified option to purchase 25,000 shares of Common Stock at an exercise price of $9.437 per share, which vests with respect to 8,333 shares on each of January 25, 2001 and January 25, 2002 and with respect to 8,334 shares on January 25, 2003, as part of her 1999 compensation. On January 20, 1999, Ms. Hoenig was granted a ten-year incentive stock option to purchase 25,000 shares of Common Stock at an exercise price of $6.50, which vests with respect to 8,333 shares on each of January 20, 2000 and January 20, 2001 and with respect to 8,334 shares on January 20, 2002, as part of her 1998 compensation.

(6) On January 25, 2000, Mr. Green was granted a ten-year non-qualified option to purchase 50,000 shares of Common Stock at an exercise price of $9.437 per share, which vests with respect to 16,667 shares on each of January 25, 2001, and January 25, 2002 and with respect to 16,666 shares on January 25, 2003, as part of Mr. Green's 1999 compensation.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                                                                                   POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED ANNUAL
                                                                                                   RATES OF STOCK PRICE
                                                                                                      APPRECIATION FOR
                                                     INDIVIDUAL GRANTS                                 OPTION TERM(2)
                        --------------------------------------------------------------------------- --------------------
                            NUMBER OF        % OF TOTAL                        MARKET
                            SECURITIES         OPTIONS                        PRICE ON
                            UNDERLYING       GRANTED TO                       DATE OF
                         OPTIONS GRANTED      EMPLOYEES     EXERCISE PRICE     GRANT     EXPIRATION
          NAME                 (#)         IN FISCAL YEAR      ($/SHARE)     ($/SHARE)      DATE      5% ($)    10% ($)
----------------------- ----------------- ---------------- ---------------- ----------- ----------- --------- ----------
Fredric P. Sapirstein        150,000             27.7%         $ 9.437        $ 9.437   01/24/10     391,090   864,207
Robin Green                   50,000              9.2%         $ 9.437        $ 9.437   01/24/10     130,363   288,069
Kathryn L. Hoenig             25,000              4.6%         $ 9.437        $ 9.437   01/24/10      65,182   144,035

----------
(1)   Does not include options granted in January 2001.

(2) The potential realizable values shown in this table are the result of calculations at stock price appreciation rates specified by the Commission and are not intended to forecast actual future appreciation rates of the price of the Common Stock. The Named Executive Officers will realize no value if the price of the Common Stock does not appreciate above the exercise price.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)


                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING                   VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                              FISAL YEAR-END (#)              FISCAL YEAR-END($)(2)
                                                         ----------------------------- ------------------------------------
                         SHARES ACQUIRED       VALUE
          NAME           ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE ($)   UNEXERCISABLE ($)
----------------------- ----------------- -------------- ------------- --------------- ----------------- ------------------
Fredric P. Sapirstein            0              0          1,035,000       390,000         6,465,565           843,870
Max H. Levine                    0              0             16,667        33,333            75,002           150,000
Kathryn L. Hoenig                0              0             32,499        50,001           166,133           147,930
Robin A. Green                   0              0             40,000        60,000           262,238           118,770

----------
(1)   Does not include options granted in January 2001.

(2) Based on the last sale price of the Common Stock on December 31, 2000, less the exercise price.

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total stockholder return (assuming reinvestment of cash dividends, to the extent applicable) of the Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq Composite") and a "peer group" consisting of nine publicly-traded brokerage and financial service firms.


                  FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
              HOENIG GROUP INC. VS. NASDAQ COMPOSITE AND PEER GROUP



       COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN FOR DECEMBER 31,
                           1995 TO DECEMBER 31, 2000


                               [GRAPHIC OMITTED]



NOTES: Assumes $100 invested on 12/29/95 in Hoenig Group Inc. Common Stock, in the Nasdaq Composite, and in the Peer Group. Reflects month-end dividend reinvestment and annual reweighting of the Peer Group.

        The companies included in the Peer Group are:

        Advest Group Inc., Dain Rauscher Corp., Edwards (AG) Inc., First Albany Companies Inc., Jefferies Group Inc., Legg Mason Inc., Southwest Securities Group Inc., Stifel Financial Corp., and Ziegler Co., Inc. One of the companies formerly in the Peer Group, Kinnard Investments Inc., ceased to be an independent public company in 2000. Another company, Dain Rauscher Corp., was acquired in January 2001, but is included in the analysis.


INDEX DATA             12/29/1995   12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/31/2000
  Hoenig Group Inc.        100          134          165          180          230          270
  Nasdaq Composite         100          123          149          209          386          236
  Peer Group               100          144          271          255          243          368

EMPLOYMENT AGREEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS

     Effective January 1, 2000, Fredric P. Sapirstein entered into a new employment agreement with the Company (the "Sapirstein Agreement"), which amended certain terms of his prior agreement that expired on December 31, 1999. The Sapirstein Agreement has a two-year term, which commenced on January 1, 2000 and ends on December 31, 2001, unless earlier terminated in accordance with its terms. The Sapirstein Agreement is subject to automatic renewal for a one-year term unless either party gives notice of non-renewal six months prior to the expiration of the then current term. The Sapirstein Agreement provides for his continued employment as Chairman of the Board, Chief Executive Officer and President of the Company at an annual salary of $400,000, and a minimum cash bonus of $600,000, which operates as a draw against amounts due under an annual incentive plan to be determined by the Compensation and Stock Option Committee that includes performance goals under the Company's Amended Section 162(m) Plan. The Company is required during the term of his employment to include Mr. Sapirstein in the management slate for election as a director of the Company and to use its best efforts to cause him to be elected to the Board.

     In accordance with the Sapirstein Agreement, Mr. Sapirstein received a ten-year non-qualified option to purchase 150,000 shares of Common Stock at an exercise price of $9.437 per share (the market price on the date of grant) on January 25, 2000. The option vests one-third on each of the first three anniversaries of the date of grant. The option will vest immediately upon a "change of control", and immediately following termination of Mr. Sapirstein's employment for "good reason" or "other than for cause".

     The Sapirstein Agreement further provides that, in the event of a termination of employment by the Company "other than for cause" or by Mr. Sapirstein for "good reason", the Company will pay any salary due through the date of termination, any earned but unpaid bonus and any amount accrued under the Company's benefit plans (the "Accrued Obligations") and certain termination payments equal to (i) a pro-rated bonus for the year in which termination occurs equal to the greater of the prior year's bonus or the minimum bonus of $600,000; and (ii) the three-year average of salary and bonus paid to Mr. Sapirstein, multiplied by the number of years (or fraction thereof) remaining in the employment term or one, whichever is greater. In the event of termination of employment due to death, the Sapirstein Agreement provides that Mr. Sapirstein's estate or designated beneficiaries will receive the Accrued Obligations, plus a lump sum equal to the greater of the minimum bonus of $600,000 or the amount of the prior year's bonus, which amount, in either case, would be multiplied by a fraction, the numerator of which is the number of days elapsed in the year of such termination, and the denominator of which is 365. The Sapirstein Agreement further provides that, in the event of termination of employment as a result of "disability", the Company will pay Mr. Sapirstein the Accrued Obligations and an amount equal to his salary plus the $600,000 minimum bonus multiplied by the number of years (or fraction thereof) remaining in the employment term unless and until Mr. Sapirstein obtains full-time employment. In addition, in the event of a termination of employment as a result of disability, the Company would be required to make contributions on Mr. Sapirstein's behalf to all Company-sponsored health and welfare plans on terms no less favorable than those in effect on the date of termination until the earlier of (i) one year from the date of termination; (ii) entitlement to coverage under plans provided by a new employer; (iii) death; or (iv) the end of the employment term under the Sapirstein Agreement.

     Max H. Levine is employed by the Company under a three-year employment agreement, as amended on March 22, 2001, (the "Levine Agreement"), expiring on December 31, 2001, unless earlier terminated in accordance with its terms. The Levine Agreement provides for Mr. Levine's employment as Executive Vice President of the Company and President of Hoenig at an annual salary of $400,000 and an annual minimum bonus of $150,000 plus, beginning in 2001, a percentage of a bonus pool based on the net pre-tax profits (as defined) of commission business for which participants in the bonus pool are responsible. The participants in the bonus pool include Mr. Levine and his son, Michael Levine. Mr. Levine's percentage of the bonus pool is determined by the Compensation and Stock Option Committee in its sole discretion within the first 90 days of the year in which the percentage applies.

     In accordance with the terms of the Levine Agreement, Mr. Levine received a ten-year non-qualified option to purchase 50,000 shares of Common Stock at an exercise price of $6.375 (the market price on the date of grant) on January 4, 1999, which vests one-third on each of the first three anniversaries of the grant date.

     The Levine Agreement provides that, in the event of a termination of employment by the Company "other than for cause" or by Mr. Levine for "good reason", the Company will pay Mr. Levine (i) the Accrued Obligations; (ii) an amount equal to the greater of $500,000 or $500,000 multiplied by the number of years (or fraction thereof) remaining in the employment term of the Levine Agreement; (iii) the annual minimum bonus of $150,000 prorated for the year in which such termination of employment occurs; and (iv) an amount equal to Mr. Levine's percentage of the bonus pool as of the date such termination of employment occurs.

     The Levine Agreement further provides that, in the event of termination of employment as a result of "disability", the Company will pay him the Accrued Obligations and an amount equal to his salary plus $150,000, multiplied by the number of years (or fraction thereof) remaining in the employment term. In addition, in the event of a termination of employment as a result of disability, the Company would be required to make contributions on his behalf to all Company-sponsored health and welfare plans on terms no less favorable than those in effect on the date of termination until the earlier of (i) one year from the date of termination; (ii) entitlement to coverage under plans provided by a new employer; (iii) death; or (iv) the end of the employment term under the Levine Agreement. In the event of a termination of employment due to Mr. Levine's death, the Levine Agreement provides that the Company will pay Mr. Levine's estate or designated beneficiaries (i) the Accrued Obligations; (ii) $150,000; and (iii) the amount of any bonus paid to Mr. Levine for the immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the number of days elapsed in the year of such termination, and the denominator of which is 365.

     The Sapirstein and Levine Agreements contain similar provisions regarding non-competition and non-solicitation. Each agreement includes non-competition and non-solicitation covenants which preclude the executive from competing with the Company's business or soliciting the Company's customers or employees during the "Non-Competition Period". The Non-Competition Period under the Sapirstein Agreement consists of: (i) the employment term; (ii) the lesser of one-year or the remaining employment term if employment is terminated by the Company for "cause" or by Mr. Sapirstein other than for "good reason"; and (iii) the period during which Mr. Sapirstein is receiving termination payments. The Non-Competition Period under the Levine Agreement consists of: (i) the employment term; and (ii) the lesser of one year or the remaining term of the Agreement if employment is terminated by the Company for "cause" or by Mr. Levine other than for "good reason".

     Each of the Sapirstein and Levine Agreements also provides that, in the event of termination of employment for any reason, the executive shall no longer serve as a director of the Company or any of its subsidiaries.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     The officers and employees of the Company and its operating subsidiaries are ordinarily required to execute personal securities transactions through the Company's broker-dealer subsidiaries. Such orders are executed at a discount from commission rates offered to unaffiliated customers. Max H. Levine, and his son, Michael Levine, who also is employed by Hoenig & Co., Inc., each maintains a margin account with Hoenig & Co.'s U.S. clearing broker. Credit extended to Max Levine and Michael Levine in these accounts in 2000 was done in the ordinary course of business, was made on substantially the same terms (including interest rates and collateral requirements) as those for comparable transactions by others and did not involve more than the normal risk of collectibility or present other unfavorable features.

SHAREHOLDER'S AGREEMENTS AND CERTAIN TRANSACTIONS RELATING TO INSURANCE

     Effective upon the closing of the Company's initial public offering in 1991, the Company and holders of shares of Common Stock outstanding prior to the initial public offering, including certain directors and executive officers of the Company, entered into an agreement (each, a "Shareholder's Agreement" and, collectively, the "Shareholder's Agreements") which provides that, upon the death of each such Stockholder, the Stockholder's estate will have an option to sell shares of Common Stock to the Company, as described below. At the option of the estate, exercisable within thirty (30) days after the appointment of an executor or representative of the estate, the Company is obligated to purchase, at a purchase price equal to 10% below the market value of the shares of Common Stock, the number of shares of Common Stock which results in an aggregate purchase price of the greater of the actual amount of insurance proceeds received by the Company upon the death of the holder, if any, or $1 million. The market value will be determined based on the average of the last twenty (20) days' closing prices of the Common Stock prior to the death of such Stockholder. The Company will have the right, but shall not be obligated, to increase the number of shares of Common Stock to be purchased by it up to the maximum number of shares the Stockholder's estate desires to sell.

     In order to fund its obligations under the Shareholder's Agreements, the Company maintained in 2000 life insurance policies on certain Stockholders who hold such options. These Stockholders also serve as directors and executive officers of the Company. The face value of these policies as of December 31, 2000 were as follows:


  Max H. Levine ...............    $3,587,250
  Alan B. Herzog ..............     2,812,300
  Robert Spiegel ..............     1,000,000
                                   ----------
  Total: ......................    $7,399,550
                                   ==========

     The Company's aggregate annual premium cost in 2000 for the life insurance policies was $62,300, and the cash surrender value of these policies was $743,251 as of December 31, 2000. The Company intends to maintain the life insurance policies on the Stockholders listed above and continues to evaluate the benefits of obtaining insurance policies on the other Stockholders who hold such options.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Mr. Robert Cooney filed one report twenty days late, reporting two open market purchases for a total of 1,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MARTIN F.C. EMMETT, ALAN B. HERZOG AND ROBERT SPIEGEL AS CLASS I DIRECTORS. THE THREE NOMINEES FOR DIRECTOR RECEIVING THE HIGHEST NUMBER OF VOTES OF SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE ON THE MATTER WILL BE ELECTED.

                                   PROPOSAL II

                      APPROVAL OF THE COMPANY'S AMENDED AND
                     RESTATED SECTION 162(M) CASH BONUS PLAN

GENERAL

     At the Annual Meeting, Stockholders will be asked to approve the Company's Amended and Restated Section 162(m) Cash Bonus Plan (the "Amended Section 162(m) Plan"). The original Section 162(m) Cash Bonus Plan was approved by the Stockholders at the 1997 Annual Meeting of Stockholders. Stockholder approval is being sought because Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder require that the Company resubmit a plan such as the Section 162(m) Plan for Stockholder reapproval no later than the first Stockholder meeting in the fifth year following the year in which the Plan was previously approved by Stockholders. Therefore, it is necessary to have the Stockholders approve the Amended Section 162(m) Plan to allow future awards granted after the first Stockholder meeting in 2002 to qualify as "performance-based" compensation under Code Section 162(m), thereby ensuring full tax deductibility for payments of such awards.

     The Amended Section 162(m) Plan that we are submitting for Stockholder reapproval is identical in all respects to the Plan as submitted at the 1997 Annual Meeting of Stockholders, except for two changes.

The first change has been made to the termination provision so that, rather than expiring on December 31, 2002 as currently provided, the Amended Section 162(m) Plan will continue until terminated by the Board, assuming it is periodically reapproved by the Stockholders as required under Code Section 162(m) and the regulations thereunder. If Stockholder approval of the Amended
Section 162(m) Plan is not obtained on or prior to the 2002 Annual Meeting of Stockholders, no grants could be made under the Plan after that date. The second change has been made to the list of financial measures to be used in formulating performance goals, which is contained in Section 5(a) of the Plan. An additional financial measure, investment income, has been added to Section 5(a). A copy of the Amended Section 162(m) Plan, which reflects these changes, is attached hereto as Annex II.

     Code Section 162(m) generally disallows a public company's annual tax deduction in excess of $1 million for compensation paid to a Named Executive Officer, subject to several exceptions, including an exception for compensation paid under a stockholder-approved plan that is "performance-based" within the meaning of Code Section 162(m). The Amended Section 162(m) Plan provides a means for the payment of performance-based cash bonuses to certain key executives of the Company while preserving the Company's tax deduction for such payments. The Board and the Compensation and Stock Option Committee believe that, as a matter of general policy, the Company's incentive compensation plans should be structured to facilitate compliance with Code Section 162(m), but the Committee reserves the right to establish separate annual and other incentive compensation arrangements for Named Executive Officers that may not comply with Code Section 162(m) if it determines, in its sole discretion, that to do so would be in the best interests of the Company and the its Stockholders.

     The principal terms of the Amended Section 162(m) Plan are summarized below, and a copy of the Plan is attached to this Proxy Statement. The summary of the Amended Section 162(m) Plan set forth below is not intended to be a complete description, and such summary is qualified in its entirety by the actual text of the Amended Section 162(m) Plan to which reference is made.

SUMMARY DESCRIPTION OF THE AMENDED SECTION 162(M) PLAN

     The purpose of the Amended Section 162(m) Plan is (i) to retain and motivate key executives of the Company who have been designated as participants in the Amended Section 162(m) Plan for a given performance period (generally, any period used to determine whether the established performance goals have been attained, which may be one or more fiscal years or portions thereof), by providing them with the opportunity to earn cash bonus awards that are based on the extent to which specified performance goals for such performance period have been achieved or exceeded, and (ii) to structure bonus opportunities in a way that will qualify the awards as "performance-based" for purposes of Code Section 162(m) so that the Company will be entitled to a tax deduction for the full amount of such bonus awards paid to Named Executive Officers.

     The Amended Section 162(m) Plan will be administered by the Section 162(m) Plan Committee (in such capacity, the "Plan Committee"), consisting of non-employee directors, each of whom is intended to qualify as an "outside director" within the meaning of Code Section 162(m). The Plan Committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the effect of termination of employment and "change in control" transactions (as defined in the Amended Section 162(m) Plan, which is the same definition as that set forth in the 1996 Plan) prior to the payment of an award, and interpret and administer the Amended Section 162(m) Plan. The Compensation and Stock Option Committee currently constitutes the Plan Committee.

     Participants in the Amended Section 162(m) Plan for any given performance period may include any key employee of the Company or a subsidiary who is an executive officer of the Company and who is designated as a participant for such period by the Plan Committee. The participants in the Amended Section 162(m) Plan for any given period will be designated by the Plan Committee, in its sole discretion, within the earlier of the first 90 days of each performance period or the date on which 25% of such performance period has been completed (such period, the "Applicable Period"). This determination may vary from period to period, and will be based primarily on the Plan Committee's judgment as to which executive officers are likely to be Named Executive Officers of the Company for proxy statement purposes as of the end of such performance period, and which are reasonably expected to have compensation in excess of $1 million.

     Within the Applicable Period, the Plan Committee will specify the applicable performance criteria and targets to be used for the performance goals under the Amended Section 162(m) Plan for such performance period. These performance goals may vary from participant to participant and will be based on one or more of the following Company, subsidiary, operating unit, division or individual financial performance measures: pre-tax or after-tax net income, operating income, gross revenue, profit margin, stock price or cash flows, investment income (added as one of the amendments) or strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration, geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures. These performance goals may be (i) expressed on an absolute or relative basis; (ii) based on internal targets; (iii) based on comparisons with prior performance; (iv) based on comparisons to capital, stockholders' equity, shares outstanding, assets or net assets; and/or (v) based on comparisons to the performance of other companies. For example, an income-based performance goal could be expressed in a number of ways, such as net earnings per share or return on equity, and with reference to meeting or exceeding a specified target, or with reference to growth above a specified level, such as the prior year's performance, or current or previous peer group performance. The Amended Section 162(m) Plan provides that the achievement of such goals must be substantially uncertain at the time they are established, and awards are subject to the Plan Committee's right to reduce the amount of any award payable as a result of such performance as discussed below.

     The target bonus opportunity for each participant may be expressed as a dollar-denominated amount or as a percentage share of a bonus pool to be created under the Amended Section 162(m) Plan, provided that, if a pool approach is used, the total bonus opportunities represented by the shares designated for the participants may not exceed 100% of the pool, and the Plan Committee has the sole discretion to reduce (but, as to any Named Executive Officer, not increase) the actual bonuses paid under the Amended Section 162(m) Plan. The actual bonus paid to any given participant at the end of a performance period will be based on the extent to which the applicable financial performance goals for such performance period are achieved, as determined by the Plan Committee. The maximum bonus payable under the Amended Section 162(m) Plan to any one individual in any one calendar year is $5 million. It is not possible to predict who will be granted awards under the Amended Section 162(m) Plan in future years.

     The Board may at any time amend or terminate the Amended Section 162(m) Plan, provided that (i) without the participant's written consent, no such amendment or termination will adversely affect the annual bonus rights (if any) of any already designated participant for a given performance period once the participant designations and performance goals for such performance period have been announced; and (ii) the Board will be authorized to make any amendments necessary to comply with applicable regulatory requirements, including, without limitation, Code Section 162(m). Amendments to the Amended Section 162(m) Plan will require Stockholder approval only if required under Code Section 162(m). The Amended Section 162(m) Plan will continue until terminated by the Board, provided that it is reapproved by Stockholders no later than the first Stockholder meeting that occurs in the fifth year following the year of the Stockholders' most recent approval of the Amended Section 162(m) Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief description of the federal income tax consequences generally arising with respect to bonus awards that may be granted under the Amended Section 162(m) Plan. This discussion is intended for the information of Stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who may participate in the Amended Section 162(m) Plan.

     Under present federal income tax law, participants will realize ordinary income equal to the amount of the bonus award received under the Amended Section 162(m) Plan in the year of such receipt. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the participant's total compensation is below the Code Section 162(m) limit or the Amended Section 162(m) Plan award satisfies the requirements of the performance-based exception of Code Section 162(m). It is the Company's intention that the Amended Section 162(m) Plan be administered in a manner that preserves the Company's deductibility of compensation under Section 162(m) of the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED
SECTION 162(M) PLAN. THE VOTE REQUIRED FOR APPROVAL OF THE AMENDED SECTION 162(M) PLAN IS THE FAVORABLE VOTE OF A MAJORITY OF SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE ON THE MATTER.

                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has acted as the Company's independent public accountants since June 1994. Upon the recommendation of the Audit Committee, the Board has voted to appoint Deloitte & Touche LLP to act as the Company's independent public accountants responsible for auditing the Company's financial statements for 2001.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any Stockholder proposal submitted to the Company pursuant to Commission Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of Stockholders must be received at the principal executive offices of the Company (the address of which is set forth on the cover page of this Proxy Statement), directed to the attention of the Secretary, no later than December 13, 2001 for consideration at that meeting. Any such proposal must comply in all respects with the rules and regulations of the Commission.

     The Company must receive written notice of any other matter which a Stockholder may wish to raise for Stockholder vote at next year's annual meeting of Stockholders, including any non-Rule 14a-8 matter, by February 26, 2002. The proxies solicited by the Company will confer general discretionary authority with regard to such matters for which the Company did not receive notice by February 26, 2002.

                                 OTHER MATTERS

     The Board knows of no other matters which may come before the Annual Meeting. If any matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons designated by the Board to serve as proxies to vote the proxies received in accordance with a determination by a majority of the Board.



                                          By Order of the Board of Directors,



                                              KATHRYN L. HOENIG
                                                    Secretary

                                                                         ANNEX I













                         CHARTER OF THE AUDIT COMMITTEE

                 OF THE BOARD OF DIRECTORS OF HOENIG GROUP INC.

                        CHARTER OF THE AUDIT COMMITTEE
                OF THE BOARD OF DIRECTORS OF HOENIG GROUP INC.

     The Board of Directors of (the "Board") of Hoenig Group Inc. (the "Corporation") has determined that the Audit Committee of the Board shall assist the Board in fulfilling certain of the Board's oversight responsibilities. The Board hereby adopts this Charter to establish the governing principles of the Audit Committee.

I. COMPOSITION OF THE AUDIT COMMITTEE

     The Board shall appoint the members of the Audit Committee, and the members shall serve until their successors are designated by the Board.

     The Audit Committee shall consist of at least three members who shall meet the independence and experience requirements of the rules of the principal market or transaction reporting system on which the Corporation's securities are traded or quoted, i.e., The Nasdaq Stock Market).

     The Audit Committee shall make regular reports to the Board regarding its activities.

II. ROLE OF THE AUDIT COMMITTEE

     The role of the Audit Committee is to assist, and in some cases act on behalf of, the Board in fulfilling the following responsibilities:

         1. Oversee material aspects of the Corporation's financial reporting, control and audit function, except those specifically related to the responsibilities of another Committee of the Board.

         2. Oversee the independence and performance of the Corporation's independent accountants.

         3. Provide a means for open communication between and among the Corporation's independent accountants, financial and senior management, the internal audit function (if any) and the Board.

     The Committee shall have the responsibility and authority to:

         1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

         2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

         3. Review with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements.

         4. Meet as appropriate with management to review the Company's major financial risk exposures.

         5 Review major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, any internal auditors or management.

         6. Review and discuss with management and the independent accountants the Corporation's annual results and audited financial statements before they are filed.

         7. Where required, the independent accountants shall notify the Chairman of the Committee or the Committee to review matters relating to the interim financial results and financial statements.

         8. Recommend to the Board the appointment of the independent accountants, which firm is ultimately accountable to the Audit Committee and the Board.

         9. Review the fees and other compensation to be paid to the independent accountants.

         10. Receive required reports from the independent accountants regarding the independent accountants' independence, discuss such reports with the independent accountants, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the accountants.

         11. Evaluate together with the Board the performance of the independent accountants and, if so determined by the Audit Committee, recommend that the Board replace the independent accountants.

         12. Meet with the independent accountants before the audit to review the planning and staffing of the audit.

         13. Discuss with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

         14. Review with the independent accountants any problems or difficulties the accountants may have encountered and any management letter provided the auditor and the Corporation's response to that letter.

         15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

         16. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or governmental agencies and related internal compliance policies.

         17. To retain, at the Corporation's expense, special legal, accounting or other consultants to advise the Audit Committee. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Audit Committee.

         18. To keep an open line of communication with the financial and senior management, internal auditor (if any), the independent accountants and the Board.

     The above responsibilities are discharged through evaluating reports given to the Audit Committee, presentations made to the Audit Committee and other significant financial reporting decisions reported to the Audit Committee by management and by the Corporation's independent auditors. The Audit Committee may retain independent counsel, accountants or others, as it deems appropriate. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct investigations, to resolve disagreements, if any, between management and the independent accountants, to assure compliance with laws and regulations or the Corporation's policies and procedures, or to set auditor independence standards. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from whom he or she receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent natural knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) any representations made by management or the independent accountants as to any information technology, internal audit or other non-audit services provided by the independent accountants to the Corporation.

     Adopted by the Board on May 18, 2000 and Amended on March 15, 2001.

                                                                        ANNEX II








                               HOENIG GROUP INC.

                             AMENDED AND RESTATED

                         SECTION 162(M) CASH BONUS PLAN

                                HOENIG GROUP INC.

                              AMENDED AND RESTATED
                         SECTION 162(M) CASH BONUS PLAN

1. Purpose. The purpose of this Amended and Restated Section 162(m) Cash Bonus Plan (the "Plan") of Hoenig Group Inc. (the "Company") is (i) to retain and motivate key senior executives of the Company who have been designated as Participants in the Plan for a given Performance Period, by providing them with the opportunity to earn bonus awards that are based on the extent to which specified performance goals for such Performance Period have been achieved or exceeded; and (ii) to structure such bonus opportunities in a way that will qualify the awards made as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor section) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

     (a) "Annual Base Salary" shall mean the amount of base salary paid to a Participant for a given year, adjusted to include the amount of any base salary deferrals for such year, unless the Plan Committee otherwise specifies at the time that the Participant's award opportunity for a given Performance Period is established.

     (b) "Applicable Period" shall mean, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later date, in which case the term "Applicable Period" shall be deemed amended accordingly.

     (c) "Board" shall mean the Board of Directors of the Company as constituted from time to time.

     (d) "Cause" shall mean "cause" as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or, if there shall be no such agreement, where the Participant: (i) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures the Company or its direct or indirect subsidiaries; (ii) breaches any other material provision of any agreement between the Participant and the Company or a subsidiary of the Company relating to the Participant's employment or breaches any fiduciary duty to the Company or its direct or indirect subsidiaries; (iii) fails, refuses or neglects to timely perform any material duty or obligation relating to his position; (iv) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its direct or indirect subsidiaries or any general policy or directive of the Company or its direct or indirect subsidiaries communicated in writing to the Participant; (v) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (vi) is subject to the occurrence of an event or condition which makes it unlawful for the Participant to perform his duties, including the issuance of any order, decree, decision or judgment, which remains in effect for eight weeks or more; (vii) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of the Company or any of its direct or indirect subsidiaries or their respective clients; (viii) is expelled or suspended in excess of eight weeks, or is subject to an order temporarily (for a period in excess of eight weeks) or permanently enjoining the Participant from the securities, investment management or investment banking business or from acting in the capacity consistent with his position by the SEC, the NASD, any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal; or
(ix) fails to obtain or maintain any registration, license or other authorization or approval that the Company or its direct or indirect subsidiaries in their discretion reasonably believe is required for the Participant to perform his duties.

     (e) "Change of Control" shall have the same meaning as set forth in the Hoenig Group Inc. 1996 Long-Term Stock Incentive Plan, as amended from time to time (the "1996 LTSIP").

     (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (g) "Committee" or "Plan Committee" shall mean the committee for the Board consisting solely of two or more non-employee directors (each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

     (h) "Company" shall mean Hoenig Group Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

     (i) "Disability" shall mean "disability" as defined in any employment agreement then in effect between the Participant and the Company or, if not defined therein or if there shall be no such agreement, as defined in the Company's long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Participant's becoming physically or mentally incapacitated and consequent inability for a period of 120 days in any twelve consecutive month period to perform his duties to the Company.

     (j) "Executive Officer" shall have the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, in each case as amended from time to time.

     (k) "Individual Award Opportunity" shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Plan Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of this Plan.

     (l) "Negative Discretion" shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the size of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that the exercise of such discretion would not cause the award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the amount payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the maximum individual award limit specified in Section 6(b) below, or
(ii) to increase the amount otherwise payable to any other Participant.

     (m) "Participant" shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is an Executive Officer of the Company and who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

     (n) "Performance Period" shall mean any period commencing on or after January 1, 1997 for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

     (o) "Plan" or "Section 162(m) Plan" shall mean the Hoenig Group Inc.
Section 162(m) Cash Bonus Plan as set forth in this document, and as amended from time to time.

     (p) "Retirement" shall mean any termination of employment with the Company and its subsidiaries (other than a termination by the Company (or any of its subsidiaries) for Cause) that (i) qualifies as a "retirement" event under the terms of the Hoenig & Co., Inc. 401(K) and Profit Sharing Plan (or any successor pension plan in which the Company participates), and (ii) is approved in writing as a "Retirement" event for purposes of this Plan by (or pursuant to procedures established by) the Plan Committee.

3. Administration.

     (a) General. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company's Chief Executive
Officer:

         (i) to designate (within the Applicable Period)the Participants in the Plan and the individual award opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

         (ii) to designate (within the Applicable Period) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

         (iii) to determine and certify the bonus amounts earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

         (iv) to decide (within the Applicable Period) any issues relating to the impact on the bonus awards for such Performance Period of (A) a termination of employment (due to death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause), provided, in each case, that no payment shall be made for any given Performance Period prior to the time that the Plan Committee certifies, pursuant to Section 6(c)(i) below, that the applicable performance goals for such Performance Period have been met or (B) a Change of Control, that are not resolved under the express terms of the Plan;

         (v) to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee's election as well as elective deferrals at the election of Participants;

         (vi) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

         (vii) to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

         (viii) to otherwise supervise the administration of the Plan.

     It is intended that all amounts payable to Participants under the Plan who are "covered employees" within the meaning of Treas. Reg. Sec. 1.162-27(c)(2) (as amended from time to time) shall constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any awards under the Plan shall be so interpreted and construed.

     (b) Binding Nature of Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan.

     (c) Other. No member of the Committee shall be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan. If a Committee member intended to qualify as an "outside director" under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any award or other action made by the Committee under the Plan which otherwise was validly made under the Plan.

4. Plan Participation.

     (a) Annual Participant Designations By Plan Committee. For any given Performance Period, the Plan Committee, in its sole and absolute discretion, shall, within the Applicable Period, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such Performance Period. Such Participant designations shall be made by the Plan Committee, in its sole and absolute discretion, based primarily on its determination as to which key employees:

         (i) are likely to be Executive Officers of the Company as of the last day of the fiscal year for which the Company would be entitled to a Federal tax deduction for payment of the award in respect of such Performance Period;

         (ii) are reasonably expected by the Plan Committee to have individual compensation for such fiscal year that may be in excess of $1 million, excluding any compensation that is grandfathered for Section 162(m) purposes or is otherwise excluded for Section 162(m) purposes based on an existing or other "performance-based" plan other than this Plan; and

         (iii) are reasonably expected by the Plan Committee to be "covered employees" for such fiscal year for Section 162(m) purposes,

     and such other consideration as the Committee deems appropriate, in its sole and absolute discretion.

     (b) Impact Of Plan Participation. An individual who is a designated Participant in the Section 162(m) Plan for any given Performance Period shall not also participate in the Company's general bonus plans for such Performance Period if such participation would cause any award hereunder to fail to qualify as "performance-based" under Section 162(m).

5. Performance Goals.

     (a) Setting Of Performance Goals. For a given Performance Period, the Plan Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any). Such goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial measures:

         (1)  pre-tax or after-tax net income,

         (2)  operating income,

         (3)  gross revenue,

         (4)  profit margin,

         (5)  stock price,

         (6)  cash flow(s),

         (7)  investment income,

         (8) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the Applicable Period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), shareholders' equity and/or shares outstanding, or to assets or net assets. In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be "substantially uncertain" at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Plan Committee's right to apply Negative Discretion, the amount of the award payable as a result of such performance.

     (b) Impact Of Extraordinary Items Or Changes In Accounting. The measures used in setting performance goals set under the Plan for any given Performance Period shall be determined in accordance with GAAP and in a manner consistent with the methods used in the Company's audited financial statements, without regard to (i) extraordinary items as determined by the Company's independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Plan Committee decides otherwise within the Applicable Period.

6. Bonus Pools, Award Opportunities And Awards.

     (a) Setting Of Individual Award Opportunities. At the time that annual performance goals are set for Participants for a given Performance Period (within the Applicable Period), the Plan Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (based, for example, on a designated share of a bonus pool or on a multiple of Annual Base Salary), provided:

         (i) that the designated shares of any bonus pool shall not exceed 100% of such pool; and

         (ii) that the Plan Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

     (b) Maximum Individual Bonus Award. Notwithstanding any other provision of this Plan, the maximum bonus payable under the Plan to any one individual in any one calendar year shall be $5.0 million.

     (c) Bonus Payments. Subject to the following, bonus awards determined under the Plan for given Performance Period shall be paid to Participants in cash, or, if permitted under the Company's 1996 LTSIP, in shares of Company stock, as soon as practicable following the end of the Performance Period to which they apply, provided:

         (i) that no such payment shall be made unless and until the Plan Committee, based on the Company's audited financial results for such Performance Period (as prepared and reviewed by the Company's independent public accountants), has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of awards (to the extent permitted under the Plan);

         (ii) that the Plan Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Plan Committee may establish and announce for such Performance Period;

         (iii) that the Plan Committee may require (if established and announced within the Applicable Period), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the Applicable Period) that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of the later date that the actual bonus awards for such Performance Period are announced, in order to be eligible for an award for such Performance Period; and

         (iv) that, within the Applicable Period and subject to Section 6(c)(i) above, the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights of a Participant's death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause.

7. General Provisions.

     (a) Plan Amendment Or Termination. The Board may at any time amend or terminate the Plan, provided (i) that, without the Participant's written consent, no such amendment or termination shall adversely affect the bonus rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, and (ii) that the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m) of the Code).

     (b) Applicable Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

     (c) Tax Withholding. The Company (and its subsidiaries) shall have the right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

     (d) No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant's employment at any time with or without cause or notice.

     (e) Impact of Plan Awards on Other Plans. Plan awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any subsidiary, unless and except to the extent that the Board or its Compensation Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Plan Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

     (f) Beneficiary Designations. Each Participant shall designate in a written form filed with the Committee the beneficiary (or beneficiaries) to receive the amounts (if any) payable under the Plan in the event of the Participant's death prior to the bonus payment date for a given Performance Period. Any such beneficiary designation may be changed by the Participant at any time without the consent of the beneficiary (unless otherwise required by law) by filing a new written beneficiary designation with the Committee. A beneficiary designation shall be effective only if the Company is in receipt of the designation prior to the Participant's death. If no effective beneficiary designation is made, the beneficiary of any amounts shall be the Participant's estate.

     (g) Costs & Expenses. All award and administrative costs and expenses of the Plan shall be borne by the Company.

     (h) Non-Transferability of Rights. Except as and to the extent required by law, a Participant's rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, pursuant to Section 7(f) above, in the event of the Participant's death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right of the Participant shall be subject to any obligation or liability of the Participant other than any obligation or liability owed by the Participant to the Company (or any of its subsidiaries).

8. Expiration.

     The Plan will continue in effect until the first meeting of stockholders that occurs in the fifth calendar year after the most recent approval of this Plan by stockholders, unless earlier terminated by the Board pursuant to
Section 7(a) above.

                                HOENIG GROUP INC.
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 17, 2001
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints Alan B. Herzog and Kathryn L. Hoenig, and each of them, to serve as proxies, with full power of substitution, to vote all shares of Common Stock of Hoenig Group Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 17, 2001, and any adjournment thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:

I.  ELECTION OF DIRECTORS.

    [ ]  FOR ALL NOMINEES LISTED BELOW      [ ]  WITHHOLD AUTHORITY
         (EXCEPT AS MARKED TO THE                TO VOTE FOR ALL NOMINEES
         CONTRARY BELOW)                         LISTED BELOW


(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)


    Martin F. C. Emmett             Alan B. Herzog            Robert Spiegel

II.  APPROVAL OF THE COMPANY'S AMENDED AND RESTATED
     SECTION 162(m) CASH BONUS PLAN

                       FOR      AGAINST     ABSTAIN
                       [ ]         [ ]         [ ]




                (Continued and to be signed on the reverse side) and to vote upon such other matters as may properly come before the Annual Meeting, and any adjournment thereof, all as described in the Proxy Statement dated April 12, 2001. By signing below, the undersigned hereby acknowledges receipt of the Proxy Statement and the 2000 Annual Report.

Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all of the powers hereby granted.

UNLESS OTHERWISE INSTRUCTED HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS I AND II. SAID PROXIES WILL VOTE THE PROXIES RECEIVED IN ACCORDANCE WITH A DETERMINATION BY A MAJORITY OF THE BOARD OF DIRECTORS WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


                                            Signed:
                                                   -----------------------------

                                                   -----------------------------

                                            Dated:
                                                   -----------------------------
                                                   (Please sign exactly as
                                                   name(s) appears below. For
                                                   joint accounts, each joint
                                                   owner should sign. Persons
                                                   signing as executors,
                                                   administrators, trustees,
                                                   etc. should so indicate when
                                                   signing.)





          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
             PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.